Exhibit 3.1(iii)

AMENDMENT NO. 2 TO

BYLAWS OF

WESTERN MAGNESIUM CORPORATION

Pursuant to the resolutions approved by the Board of Directors (the “Board”) of Western Magnesium Corporation, a Delaware corporation (the “Corporation”) at a meeting of the Board held on November 17, 2021, the Bylaws of the Corporation (the “Bylaws”) are hereby amended as follows:

ARTICLE IX of the Bylaws is hereby amended by deleting Article IX in its entirety and replacing it with the following new Article IX:

ARTICLE IX

Exclusive Jurisdictions for Certain Actions

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or based upon a breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or the Certificate of Incorporation or these Bylaws (as either may be amended and/or restated from time to time or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware), or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that, in the case of each of the foregoing clauses (i) through (iv), if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware, or if no state court has jurisdiction, the federal district court for the District of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article IX. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal or state courts have exclusive or concurrent jurisdiction.

This Amendment No. 2 to the Bylaws shall be effective as of November 17, 2021.

Western Magnesium Corporation

By:	/s/ Edward Lee
Edward Lee,
Director and Executive Chairman